UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012

HERCULES OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51582	56-2542838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 350-5100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 31, 2012, Hercules Offshore, Inc.’s (the “Company”) wholly owned subsidiaries, THE Offshore Drilling Company (“Offshore”), THE Onshore Drilling Company (“Onshore” and, together with Offshore, “Sellers”), TODCO Mexico Inc. (“TMI”) and Servicios TODCO S. de R.L. de C.V. (“Servicios”), entered into a share purchase agreement (the “Purchase Agreement”) with Integradora de Servicios Petroleros Oro Negro, S.A.P.I. de C.V. (“Buyer”). Pursuant to the Purchase Agreement, Sellers will sell to Buyer all of the issued and outstanding capital stock of TMI and the equity interests in Servicios for aggregate consideration of approximately $36 million, consisting of a base purchase price of $28 million, as adjusted for net working capital as of the closing. TMI’s current business is the operation of one rig, Platform Rig 3, that is providing drilling services to Petróleos Mexicanos, or PEMEX, in the offshore Gulf of Mexico under a long-term contract. Servicios’ current business is providing personnel to TMI in connection with the operation of Rig 3. As a result of this transaction, the Company will no longer own any platform rigs and will no longer have operations in Mexico. The net book value of Rig 3 is approximately $8.2 million.

The transaction is expected to close in the third quarter of 2012, subject to customary closing conditions, including obtaining any necessary approvals required under the Mexican antitrust laws and Buyer securing funding necessary to complete the acquisition. The Purchase Agreement contains customary representations and warranties, covenants and indemnification provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: August 6, 2012	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel and Chief Compliance Officer